                                                           EXHIBIT 11
                                                           ----------

COMPUTATION OF PER SHARE EARNINGS

                                             Year Ended December 31,
                               1993              1992             1991
- -------------------------------------------------------------------------------
(Amounts in thousands, except per share data)
PRIMARY
  Average shares
    outstanding                10,998          10,949           10,906
  Net effect of
    dilutive stock
    options-based on
    the treasury stock
    method using average
    market price                  155             179               54
                               ------          ------           ------
    TOTAL                      11,153          11,128           10,960
                               ======          ======           ======
Income before cumulative
  effect of accounting
  change                       $3,890          $9,430           $7,743
                               ======           =====           ======
Per share amount                $0.35          $ 0.85           $ 0.71
                               ======           =====           ======
Cumulative effect of
  accounting change           $(1,400)         $  ---           $  ---
                                =====           =====            =====
Per share amount               $(0.13)         $  ---           $  ___
                                =====           =====           ======

Net income                     $2,490          $9,430           $7,743
                                =====           =====           ======

Per share amount               $ 0.22          $ 0.85           $ 0.71
                                =====           =====           ======


                                           Year Ended December 31,
                               1993             1992             1991
- -------------------------------------------------------------------------------
FULLY DILUTED *
  Average shares
    outstanding                10,998          10,949          10,906
  Net effect of
    dilutive stock
    options-based on
    the treasury stock
    method using period-
    end market price,
    if greater than
    average market price          161             185              60
                               ------           -----          ------
    TOTAL                      11,159          11,134          10,966
                               ======           =====          ======
Income before cumulative
  effect of accounting
  change                       $3,890          $9,430          $7,743
                               ======           =====          ======
Per share amount                $0.35          $ 0.85          $ 0.71
                               ======           =====          ======
Cumulative effect of
  accounting change           $(1,400)         $  ---           $ ---
                                =====           =====           =====
Per share amount               $(0.13)         $  ---           $ ---
                                =====           =====           =====

Net income                     $2,490          $9,430          $7,743
                               ======           =====          ======

Per share amount                $0.22           $0.85           $0.71
                               ======           =====          ======

On April 20, 1992, the Company's Board of Directors authorized a two-for-one stock split payable on June 3, 1992, to shareholders of record as of May 9,1992. All share and per-share data give effect to the stock split.



* This information is presented for informational purposes.